EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CalAmp Reports Fiscal 2011 Second Quarter Results
OXNARD, Calif., October 6, 2010—CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fiscal second quarter ended August 31, 2010. Key elements include:
•	Revenue of $29.5 million, up 23.2% from prior year and at high end of guidance range.

•	Consolidated gross margin percentage of 25.0%, up from 20.1% in prior year.

•
GAAP net loss of $0.9 million, or $0.03 loss per diluted share, better than guidance; Adjusted Basis (non-GAAP) net loss of $0.2 million, or $0.01 loss per diluted share, at high end of guidance range.

•	Second quarter net cash provided by operations of $0.4 million.
Rick Gold, CalAmp’s Chief Executive Officer, commented, “We made significant progress in the second quarter with consolidated revenue increasing 23% year-over-year and 12% on a sequential quarter basis. We are experiencing particularly strong growth in our wireless datacom business with record revenues of mobile resource management (MRM) products in the quarter and record backlog of wireless network products at the end of the quarter. Demand for our MRM products is increasing in fleet tracking, school bus tracking, trailer tracking and other emerging applications. In addition, we are building momentum in the utility sector where we are now engaged in more than two dozen new Smart Grid infrastructure pilot projects. Based on the strong second quarter revenue, our wireless datacom segment generated positive operating income for the first time in nearly two years. Our Satellite segment also posted improvements in the second quarter in revenue and operating profitability on both a sequential and a year-over-year basis.”
Fiscal 2011 Second Quarter Results
Total revenue for the fiscal 2011 second quarter was $29.5 million compared to $23.9 million for the second quarter of fiscal 2010. The year-over-year increase in revenues was due to higher sales in both the Company’s wireless datacom and satellite business segments. Wireless datacom revenue increased 29.3% to $18.1 million from $14.0 million in the same period last year, while satellite revenue increased 14.6% to $11.4 million from $10.0 million in the same period last year.
Consolidated gross profit for the fiscal 2011 second quarter was $7.4 million or 25.0% of revenue compared to gross profit of $4.8 million or 20.1% of revenue for the same period last year. The increase in gross profit and gross margin percentage in the latest quarter were due primarily to higher wireless datacom revenues.
Results of operations for the fiscal 2011 second quarter as determined in accordance with U.S. generally accepted accounting principles (“GAAP”) was a net loss of $0.9 million or $0.03 per diluted share, compared to a net loss of $4.2 million or $0.17 per diluted share in the second quarter of last year.
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CalAmp Reports Fiscal 2011 Second Quarter Results
October 6, 2010

The Adjusted Basis (non-GAAP) net loss for the fiscal 2011 second quarter was $0.2 million, or $0.01 loss per diluted share, compared to an Adjusted Basis net loss of $2.3 million or $0.09 loss per diluted share for the same period last year. The Adjusted Basis net loss excludes the impact of amortization of intangible assets and stock-based compensation expense, and includes an income tax benefit computed without giving effect to increases or decreases in the deferred income tax valuation allowance that are recognized for GAAP basis financial reporting. A reconciliation of the GAAP Basis pretax loss to the Adjusted Basis net loss is provided in the table at the end of this press release.
Liquidity
At the end of the second quarter, the Company had total cash of $4.1 million and total debt of $12.1 million. Total debt at that date consisted of $7.8 million drawn under the Company’s revolving bank credit facility and subordinated debt of $4.3 million. The unused borrowing capacity on the bank revolver was $2.4 million at August 31, 2010. Net cash provided by operating activities was $0.4 million during the second quarter of fiscal 2011.
Business Outlook
Commenting on the Company’s business outlook, Mr. Gold said, “Based on our most recent projections, we expect fiscal 2011 third quarter consolidated revenues will be in the range of $28 to $32 million, with GAAP Basis per share results in the range of breakeven to a net loss of $0.04 per diluted share. The Adjusted Basis income (loss) per share for the third quarter, which excludes intangibles amortization expense and stock-based compensation expense, is expected to be in the range of $0.02 net income to $0.02 net loss per diluted share.”
Mr. Gold added, “Looking at the full year, our wireless datacom segment revenue is experiencing faster growth than our expectations at the beginning of the year. However, because of some program delays, we do not expect our satellite segment revenue to show the level of growth we had previously expected in the third and fourth quarters. We now believe that full-year fiscal 2011 consolidated revenues will be in the range of $115 to $125 million, which includes expected year-over-year growth in wireless datacom revenues of approximately 25%. Consolidated gross margin for fiscal 2011 as a whole is expected to be in the range of 24% to 27% of revenue, while total operating expenses for fiscal 2011 are expected to be flat to slightly lower compared to fiscal 2010. We expect the full year GAAP basis net loss to be in the range of $0.08 to $0.16 per diluted share and Adjusted Basis income (loss) in the range of $0.03 net income to $0.05 net loss per diluted share. Looking further ahead, we believe the R&D investments we have made in key growth markets including Smart Grid communications are beginning to bear fruit and position us well for future growth.”
Conference Call and Webcast
A conference call and simultaneous webcast to discuss fiscal 2011 second quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp’s CEO Rick Gold and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-941-8609 (480-629-9818 for international callers). An audio replay will be available through October 13, 2010, by calling 800-406-7325 (303-590-3030 for international callers) and entering the access code 4370173.
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CalAmp Reports Fiscal 2011 Second Quarter Results
October 6, 2010

Additionally, a live webcast of the call will be available on CalAmp’s web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp’s web site.
About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company’s two business segments are Wireless DataCom, which serves utility, governmental and enterprise customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s satellite and wireless markets, the timing of customer approvals of new product designs, the length and extent of the global economic downturn that has and may continue to adversely affect the Company’s business, and other risks or uncertainties that are described in the Company’s Report on Form 10-K for fiscal 2010 as filed on May 6, 2010 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Rick Vitelle	Lasse Glassen
Chief Financial Officer	General Information
(805) 987-9000	(213) 486-6546
lglassen@mww.com
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CalAmp Reports Fiscal 2011 Second Quarter Results
October 6, 2010

CAL AMP CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2010	2009	2010	2009

Revenues	$29,490	$23,940	$55,836	$46,940

Cost of revenues	22,122	19,136	42,345	37,429

Gross profit	7,368	4,804	13,491	9,511

Operating expenses:
Research and development	2,779	2,633	5,542	5,531
Selling	2,675	2,402	5,297	4,603
General and administrative	2,200	2,501	4,709	5,258
Intangible asset amortization	276	342	582	683

	7,930	7,878	16,130	16,075

Operating loss	(562)	(3,074)	(2,639)	(6,564)

Non-operating expense, net	(368)	(1,169)	(768)	(1,636)

Loss before income taxes	(930)	(4,243)	(3,407)	(8,200)

Income tax benefit	—	—	—	—

Net loss	$(930)	$(4,243)	$(3,407)	$(8,200)

Basic and diluted loss per share	$(0.03)	$(0.17)	$(0.13)	$(0.33)

Shares used in basic and diluted per share calculations	27,094	24,918	27,038	24,889
BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2010	2009	2010	2009
Revenue
Satellite	$11,416	$9,964	$21,943	$19,213
Wireless DataCom	18,074	13,976	33,893	27,727

Total revenue	$29,490	$23,940	$55,836	$46,940

Gross profit
Satellite	$1,145	$331	$1,938	$758
Wireless DataCom	6,223	4,473	11,553	8,753

Total gross profit	$7,368	$4,804	$13,491	$9,511

Operating income (loss)
Satellite	$31	$(728)	$(239)	$(1,345)
Wireless DataCom	618	(1,299)	111	(2,943)
Corporate expenses	(1,211)	(1,047)	(2,511)	(2,276)

Total operating loss	$(562)	$(3,074)	$(2,639)	$(6,564)

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CalAmp Reports Fiscal 2011 Second Quarter Results
October 6, 2010

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(Unaudited — In thousands)

	August 31,	February 28,
	2010	2010
Assets
Current assets:
Cash and cash equivalents	$4,051	$2,986
Accounts receivable, net	13,650	16,520
Inventories	11,987	10,608
Deferred income tax assets	2,161	2,656
Prepaid expenses and other current assets	4,551	4,720

Total current assets	36,400	37,490

Equipment and improvements, net	2,087	2,055
Deferred income tax assets, less current portion	9,686	10,017
Intangible assets, net	4,562	5,144
Other assets	1,783	2,247

	$54,518	$56,953

Liabilities and Stockholders’ Equity
Current liabilities:
Bank working capital line of credit	$7,799	$5,901
Accounts payable	15,158	16,186
Accrued payroll and employee benefits	2,572	2,742
Deferred revenue	5,097	4,740
Other current liabilities	2,642	3,526

Total current liabilities	33,268	33,095

Long-term debt	4,315	4,170
Other non-current liabilities	546	489

Stockholders’ equity:
Common stock	281	277
Additional paid-in capital	152,046	151,453
Accumulated deficit	(135,072)	(131,665)
Accumulated other comprehensive loss	(866)	(866)

Total stockholders’ equity	16,389	19,199

	$54,518	$56,953

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CalAmp Reports Fiscal 2011 Second Quarter Results
October 6, 2010

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited — In thousands)

	Six Months Ended
	August 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(3,407)	$(8,200)
Depreciation and amortization	1,253	1,283
Stock-based compensation expense	1,004	858
Amortization of debt issue costs and discount	268	—
Loss on sale of investment	—	1,008
Deferred tax assets, net	807	—
Changes in operating working capital	104	8,567
Other	9	23

Net cash provided by operating activities	38	3,539

Cash flows from investing activities:
Capital expenditures	(712)	(544)
Proceeds from sale of investment	—	992
Collections on note receivable	229	150
Other	—	(36)

Net cash (used in) provided by investing activities	(483)	562

Cash flows from financing activities:
Net proceeds from line of credit borrowing	1,898	1,000
Debt repayments	—	(7,683)
Taxes paid related to net share settlement of vested equity awards	(388)	(105)

Net cash provided by (used in) financing activities	1,510	(6,788)

Effect of exchange rate changes on cash	—	175

Net change in cash and cash equivalents	1,065	(2,512)

Cash and cash equivalents at beginning of period	2,986	6,913

Cash and cash equivalents at end of period	$4,051	$4,401

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CalAmp Reports Fiscal 2011 Second Quarter Results
October 6, 2010

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited, in thousands except per share amounts)
Non-GAAP Earnings Reconciliation
“GAAP” refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.
In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Loss and Adjusted Basis Net Loss Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor’s overall understanding of the financial performance and future prospects of CalAmp’s core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Loss and Adjusted Basis Net Loss Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.
The reconciliation of the GAAP Basis Pretax Loss to Adjusted Basis (non-GAAP) Net Loss is as follows:

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2010	2009	2010	2009

GAAP basis pretax loss	$(930)	$(4,243)	$(3,407)	$(8,200)

Amortization of intangible assets	276	342	582	683
Stock-based compensation expense	481	446	1,004	858

Pretax income (loss) (non-GAAP basis)	(173)	(3,455)	(1,821)	(6,659)

Income tax benefit (non-GAAP basis) (a)	20	1,193	604	2,048

Adjusted basis (non-GAAP) net loss	$(153)	$(2,262)	$(1,217)	$(4,611)

Adjusted basis net loss per diluted share	$(0.01)	$(0.09)	$(0.05)	$(0.19)

Weighted average common shares outstanding on diluted basis	27,094	24,918	27,038	24,889

(a)
The non-GAAP income tax benefit is computed using the Company’s combined U.S. federal and state statutory tax rate of 40.0% and 40.7% in fiscal 2011 and 2010, respectively, excluding the pretax losses of foreign operations for which no income tax benefit is recognized and excluding the effects of increases and decreases in the deferred income tax valuation allowance.

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